Exhibit 99.1

Poniard Pharmaceuticals Reports Second Quarter 2006 Corporate Activities
and Financial Results

Seattle and San Francisco (August 14, 2006) – Poniard Pharmaceuticals (NASDAQ: PARD) today reported on its corporate progress and unaudited financial results for the second quarter ended June 30, 2006.

“The second quarter of 2006 was marked by the successful completion of a $65 million equity financing, expansion of the clinical development program for our lead product candidate, picoplatin, to include trials for three oncology indications and strengthening of our senior management team and board of directors – all important steps in our strategic repositioning,” said Jerry McMahon, Ph.D., chairman, president and CEO of the Company.  “We anticipate continued progress as we move forward to advance our picoplatin clinical trials and to explore opportunities to strengthen our oncology portfolio.”

Second Quarter 2006 Corporate Highlights

•            Treated the first patient in a Phase 1/2 clinical trial evaluating picoplatin for the potential front-line treatment of hormone-refractory metastatic prostate cancer

•            Treated the first patient in a Phase 1/2 clinical trial evaluating picoplatin for the potential front-line treatment of colorectal cancer

•            Expanded the current Phase 2 clinical trial of picoplatin for small cell lung cancer into selected Eastern European countries

•            Completed a $65 million private placement of common stock and warrants in a financing led by MPM Capital that included Bay City Capital, Deerfield Management Company, Abingworth and funds managed by T. Rowe Price Associates, Inc.

•            Appointed Caroline M. Loewy chief financial officer and Cheni Kwok, Ph.D., vice president, business development, effective July 2006

•            Changed the Company’s name to Poniard Pharmaceuticals, Inc., from NeoRx Corporation, and announced the relocation of its corporate headquarters to San Francisco

•            Appointed Ronald A. Martell, former senior vice president of commercial operations at ImClone Systems Incorporated, and Nicholas J. Simon III, representing MPM Capital, as directors of the Company

Second Quarter Unaudited 2006 Financial Results

Poniard reported a net loss of $6.5 million ($0.06 diluted loss per share on a loss applicable to common shares of $6.6 million) for the second quarter of 2006 compared to a net loss of $8.9 million ($0.26 diluted loss per share on a loss applicable to common shares of $9.0 million) for the same period in 2005.  The Company reported a net loss of $12.3 million ($0.18 diluted loss per share on a loss applicable to common shares of $12.5 million) for the six months ended June 30, 2006, compared to a net loss of $14.0 million ($0.43 diluted loss per share on a loss applicable to common shares of $14.2 million) for the six months ended June 30, 2005.  There was no revenue for the three and six months ended June 30, 2006, compared to revenue of $2,000 for the same periods in 2005.

Total operating expenses for the second quarter of 2006 decreased 41 percent to $5.2 million, from $8.9 million for the second quarter of 2005 and decreased 34 percent to $9.2 million for the six months ended June 30, 2006, from $14.0 million for the same period in 2005.  Total operating expenses for the quarter and six months ended June 30, 2005, included a non-cash asset impairment charge of $3.3 million and a restructuring charge of $1.5 million.  The restructuring charge related to termination benefits for the reduction in staff completed in June 2005 and for other costs related to the termination of the Company’s STR program.

Research and development (R&D) expenses increased 37 percent to $3.2 million for the second quarter of 2006, from $2.4 million for the second quarter of 2005 and increased 1 percent to $5.8 million for the six months ended June 30, 2006, from $5.7 million for the same period in 2005. The change in R&D expenses for both the quarter and six months ended June 30, 2006, relates primarily to higher clinical costs associated with the Company’s picoplatin trials, largely offset by the termination of activities related to STR during the second quarter of 2005.

General and administrative (G&A) expenses increased 21 percent to $2.0 million for the second quarter of 2006, compared to $1.7 million for the second quarter of 2005 and increased 3 percent to $3.5 million for the six months ended June 30, 2006, from $3.4 million for the same period in 2005.  The increase in G&A costs for the quarter and six months ended June 30, 2006, is due primarily to the recording of stock option expense resulting from the adoption of Statement of Financial Accounting Standard 123(R), offset by decreases in personnel and consulting costs and the reversal in the second quarter of 2006 of an accrual for liquidated damages that arose from an equity financing in 2003.  The Company expects expenses in R&D and G&A to increase in the near-term due to its planned increase in clinical development activities and the relocation of its executive offices to San Francisco.

Cash and investment securities as of June 30, 2006, were $53.6 million, compared to $11.5 million at June 30, 2005.  The Company believes that current cash and cash equivalent balances will provide adequate resources to fund operations at least until the end of 2007.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer.  Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy that provides a differentiated spectrum of activity and an improved safety profile.  An intravenous chemotherapeutic agent, picoplatin is designed to overcome platinum resistance associated with the treatment of solid tumors.  Picoplatin currently is being studied in clinical trials for the treatment of small cell lung, colorectal and hormone-refractory prostate cancers.  As part of the Company’s strategic goal of building a diverse oncology pipeline, the Company also is collaborating with the Scripps Florida Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors.  For additional information please visit www.poniard.com .

This release contains forward-looking statements, including statements regarding the Company’s business model, planned research and development programs and clinical trial activities. The Company’s actual results may differ materially from those indicated in these forward looking statements based on a number of factors, including anticipated operating losses, uncertainties associated with research, development, clinical trials and related regulatory approvals, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, dependence on third-party manufacturers, suppliers and collaborators, lack of sales and marketing experience, loss of key personnel, uncertainties associated with market acceptance, technology change and government regulation, and the other risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended

December 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2006 Poniard Pharmaceuticals, Inc.  All Rights Reserved.

For Further Information:

Julie Rathbun

Poniard Pharmaceuticals

Corporate Communications

750 Battery Street, Suite 400

San Francisco, CA  94111

206-286-2517

jrathbun@poniard.com

(Tables to follow)

Poniard Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Revenues	$—	$2	$—	$2
Operating expenses:
Research and development	3,243	2,376	5,766	5,721
General and administrative	2,004	1,661	3,517	3,422
Realized gain on equipment disposal	(36)	—	(73)	—
Asset impairment	—	3,346	—	3,346
Restructuring	—	1,504	—	1,504
Total operating expenses	5,211	8,887	9,210	13,993
Loss from operations	(5,211)	(8,885)	(9,210)	(13,991)
Other income (expense), net	(1,277)	32	(3,077)	62
Net loss	(6,488)	(8,853)	(12,287)	(13,929)

Preferred stock dividends	(125)	(125)	(250)	(250)
Loss applicable to common shares	$(6,613)	$(8,978)	$(12,537)	$(14,179)

Loss per share:
Basic and diluted	$(0.06)	$(0.26)	$(0.18)	$(0.43)

Shares used in calculation of loss per share:
Basic and diluted	107,542	34,229	71,137	33,018

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2006	December 31, 2005
ASSETS:
Cash and investment securities	$53,612	$3,523
Cash - restricted	—	1,000
Facilities and equipment, net	269	273
Assets held for sale	3,027	3,110
Licensed products, net	1,625	1,708
Other assets	444	500
Total assets	$58,977	$10,114

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities	$2,189	$6,941
Shareholders’ equity	56,788	3,173
Total liabilities and shareholders’ equity	$58,977	$10,114